Exhibit 99.1

CONSENT OF MORGAN STANLEY & CO. LLC

We hereby consent to the inclusion of our opinion, dated January 5, 2014, to the board of directors of Pacer International, Inc. (“Pacer”) as Annex B to the proxy statement/prospectus of Pacer and XPO Logistics, Inc. (“XPO”), which is part of the Registration Statement on Form S-4 of XPO filed with the Securities and Exchange Commission on the date hereof (the “Registration Statement”), and to the description of such opinion and to the references to our name contained therein under the headings “SUMMARY—Opinions of Pacer’s Financial Advisors—Opinion of Morgan Stanley & Co. LLC”, “PROPOSAL 1: THE MERGER—Background of the Merger” and “PROPOSAL 1: THE MERGER—Opinions of Pacer’s Financial Advisors—Opinion of Morgan Stanley.” For the avoidance of doubt, the foregoing consent is limited to the date hereof and does not apply with respect to any proxy statement/prospectus dated subsequent to the date hereof. In giving the foregoing consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended (the “Securities Act”), or the rules and regulations promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the term “experts” as used in the Securities Act or the rules and regulations promulgated thereunder.

MORGAN STANLEY & CO. LLC

By:	/s/ Don P. Devendorf
Name:	Don P. Devendorf
Title:	Executive Director

New York, New York

January 29, 2014